Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 12, 2021, except for Note 15 as to which the date is June 7, 2021 in the shell company report on Form 20-F of REE Automotive Ltd., with respect to the consolidated financial statements of REE Automotive Ltd. and to the reference to our firm under the heading "Statement by Expert".

Tel Aviv, Israel	KOST FORER GABBAY & KASIERER

July 28, 2021	A Member of Ernst & Young Global